Shareholder meeting results
(Unaudited)

January 31, 2008 annual meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

					Votes for		Votes withheld

Jameson A. Baxter			73,616,877		2,332,146
Charles B. Curtis			73,589,618		2,359,405
Robert J, Darretta			73,523,937		2,425,086
Myra R. Drucker				73,625,095		2,323,928
John A. Hill				73,605,460		2,343,563
Paul L. Joskow				73,573,111		2,375,912
Elizabeth T. Kennan			73,599,542		2,349,481
Kenneth R. Leibler			73,593,242		2,355,781
Robert E. Patterson			73,654,056		2,294,967
W. Thomas Stephens*			73,596,956		2,352,067
Richard B. Worley			73,630,989		2,318,034
Charles E. Haldeman, Jr.		73,618,165		2,330,858
George Putnam, III			73,651,256		2,297,767


A proposal to convert the fund to an open-end investment company was defeated as follows:

		Votes for	 Votes against	 Abstentions   	Broker Non
Votes

		9,828,086	 32,444,988	 935,234		32,740,715



All tabulations are rounded to the nearest whole number.
* Mr. Stephens retired from the Board of Trustees of the Putnam funds on March 14, 2008.